Exhibit 99.1

FEMASYS INC. ANNOUNCES THE APPOINTMENT OF CHRISTINE THOMAS AS SENIOR VICE PRESIDENT OF REGULATORY AND CLINICAL AFFAIRS

-Accomplished industry leader with over twenty years of experience building lasting relationships with global regulatory agencies and guidance in the total product lifecycle of medical devices-

ATLANTA, October 12, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced the appointment of Christine Thomas, RAC, as senior vice president of regulatory and clinical affairs, effective October 10, 2022. Ms. Thomas has over 20 years of successful leadership in regulatory and clinical affairs, including global strategy development and operations, as well as executive responsibility for medical device companies such as GE Healthcare, Boston Scientific, Smiths Medical, and RTI Surgical. Ms. Thomas will be leading all regulatory and clinical efforts for the FemBloc and FemaSeed clinical programs at Femasys.

“We are excited about the addition of Christine to the Femasys team and the years of regulatory and clinical expertise and leadership she brings for products throughout the development cycle through commercialization, and beyond,” said Kathy Lee-Sepsick, president, CEO and founder of Femasys Inc. “Christine embodies the qualities we look for in our leadership team and we are fortunate to have someone of her caliber join us as we continue to advance products to benefit women around the world.”

Ms. Thomas added, “I am pleased to join the senior leadership team at Femasys as the company continues to progress its clinical pipeline and bring more novel products to the women’s health market. As senior vice president of regulatory and clinical affairs, I am excited for the opportunity to work with this great team to facilitate meaningful interactions with the Food and Drug Administration to ensure women everywhere can get access to the innovative products being advanced at Femasys.”

Ms. Thomas most recently served as head of regulatory solutions providing FDA focused consultant expertise at IQVIA MedTech, a large clinical research organization that provides solutions and services to support the needs of the medical device and in vitro diagnostics industry. Prior to this, she was vice president of regulatory, clinical, and quality at RTI Surgical, a leading surgical implant supplier. Previously, Ms. Thomas served as vice president of regulatory and clinical at Cardiac Science Corp. and vice president of regulatory, quality, compliance, regulatory and clinical, and regulatory and design assurance over her tenure at Smiths Medical. She also served as vice president/head of regulatory at Vascular Solutions and regulatory manager in the emerging therapies division at AMS. Ms. Thomas has been the regulatory, clinical, and quality lead on multiple M&A opportunities for both divestiture of product lines and acquisitions for several companies.

Ms. Thomas holds a B.S. in Education from University of Wisconsin-Whitewater and is currently in the Johns Hopkins University Master of Science program.

Grant of Inducement Option

In connection with the appointment of Ms. Thomas, Femasys has granted to Ms. Thomas, effective as of her first day of employment, an option to purchase 50,000 shares of Femasys common stock at an exercise price per share equal to the closing price of Femasys common stock on the grant date as reported by Nasdaq. This grant was approved by the Compensation Committee of Femasys’ Board of Directors and made as an inducement material to Ms. Thomas entering into employment with Femasys as contemplated by Nasdaq Listing Rule 5635(c)(4).

The stock option will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of employment, with the remaining shares vesting 25% each year over the following three years, subject to Ms. Thomas’ continued employment with Femasys.  Femasys provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Femasys
Femasys Inc. is a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, and FemCerv®, an endocervical tissue sampler, are currently being marketed in the United States. Femasys is also advancing FemCath™, an intrauterine catheter for selective evaluation of the fallopian tubes intended to be marketed alongside its other women-specific medical products in the physician’s office setting. To learn more, visit www.femasys.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2022, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Karissa Cross, Ph.D.
LifeSci Communications
kcross@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com